UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                            Washington, D. C. 205449
                                 ---------------



                                    FORM 8-K


                                 CURRENT REPORT

     Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934



Date of Report: February 13, 1998



                        IMAGING DIAGNOSTIC SYSTEMS, INC.
                 (Name of Small Business Issuer in its charter)

       Florida                                                                 0-26028                        22-2671269
(State or other jurisdiction of incorporation or organization)         (Commission File Number)        (IRS Employer Indet. No.)



                  6531 NW 18th Court, Plantation, Florida 33313
              (Address of Principal Executive Offices and Zip code)


Registrant's Telephone number: (954) 581-9800

Item 5.  OTHER EVENTS.


On February 11, 1998, Imaging Diagnostic Systems, Inc. (the Company") received the decision, pursuant to the January 22, 1998 hearing, of the NASDAQ Listing Qualifications Panel (the "Panel"). The Panel determined to approve the Company for listing on the NASDAQ Small Cap Market, subject to certain conditions:

     On or before May 11, 1998, the Company must effect a reverse stock split sufficient to raise its bid price to, or above, $4.00 per share for the opening of one trading day or in the alternative, on or before May 11, 1998, the Company must have and retain for 10 consecutive trading days a $
     4.00 bid price through natural forces.

     On or before May 11, 1998, the Company must make a public filing with the SEC and NASDAQ evidencing a minimum of $5,000,000 in net tangible assets. (The Company currently retains $4.5 million in net tangible assets.)

If the above conditions are not met the conditional approval will expire on May 11, 1998

The Board of Directors has determined that a reverse split would be detrimental to the interest of its shareholders and vetoed the proposal. The Company intends to immediately appeal the decision and continue to seek listing through natural market forces and the appeal process.


SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned duly authorized.


Date: February 13, 1998                        Imaging Diagnostic Systems, Inc.
                                               --------------------------------
                                               (Registrant)


                                                /s/Allan L. Schwartz
                                                -------------------------------
                                                Executive Vice President
                                                Chief Financial Officer